1 ACQUISITION OF July 23, 2025

2 Forward-Looking Statements This presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the merger (the “Merger”) between Colony Bankcorp, Inc. (“CBAN” or “Colony”) and TC Bancshares, Inc. (“TCBC”), the expected returns and other benefits of the Merger to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on CBAN’s capital ratios. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of TCBC’s business into CBAN, (5) the failure to obtain the necessary approvals by the shareholders of TCBC or CBAN, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by CBAN to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of TCBC’s operations into the operations of CBAN will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by CBAN’s issuance of additional shares of its common stock in the Merger transaction, and (13) general competitive, economic, political and market conditions. These factors are not necessarily all of the factors that could cause CBAN’s, TCBC’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm CBAN’s, TCBC’s, or the combined company’s results. CBAN and TCBC urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by CBAN and / or TCBC. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this presentation or made by CBAN or TCBC in any report, filing, document or information incorporated by reference in this presentation, speaks only as of the date on which it is made. CBAN and TCBC undertake no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. CBAN and TCBC believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, CBAN and TCBC caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, CBAN and TCBC caution you not to place undue reliance on the forward-looking statements contained in this presentation or incorporated by reference herein. If CBAN or TCBC update one or more forward-looking statements, no inference should be drawn that CBAN or TCBC will make additional updates with respect to those or other forward-looking statements. Further information regarding CBAN and factors which could affect the forward-looking statements contained herein can be found in the cautionary language included under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in CBAN’s Annual Reports on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by CBAN with the Securities and Exchange Commission (the “SEC”). CAUTIONARY STATEMENTS

3 CAUTIONARY STATEMENTS Additional Information About the Merger and Where to Find It This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Merger, CBAN will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of TCBC and CBAN and a prospectus of CBAN, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CBAN, TCBC AND THE PROPOSED MERGER. The joint proxy statement/prospectus will be sent to the shareholders of TCBC seeking the required shareholder approval. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, when filed, as well as other documents filed with the SEC by CBAN through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by CBAN will also be available free of charge by directing a written request to Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attn: Derek Shelnutt and on CBAN’s website, colony.bank, under Investor Relations. CBAN’s telephone number is (229) 426-6000. Participants in the Transaction CBAN, TCBC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TCBC and CBAN in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about CBAN and its directors and officers may be found in the definitive proxy statement of CBAN relating to its 2025 Annual Meeting of Shareholders filed with the SEC on April 17, 2025. The definitive proxy statement can be obtained free of charge from the sources described above.

4 Strategically Compelling Financially Attractive (1) Well-Positioned for Future Growth (1) Building a sustainable, high-performing independent bank — affirming our shareholder commitment to delivering above average returns at a below average risk ACQUISITION HIGHLIGHTS • Expands in-state franchise with entry into Thomasville market and strengthens presence in coastal Georgia with complementary market overlap in Savannah MSA • Enhances Florida presence with full- service entry into the dynamic, high- growth Tallahassee and Jacksonville markets, complementing CBAN’s existing LPO operations • Improves pro forma demographic profile, contributing stronger household income levels and favorable growth dynamics • Estimated tangible book value dilution of ~5.7% and a manageable earnback of less than 3.0 years (cross over method) • Estimated FY2026 and FY2027 EPS accretion of ~8.5% and ~11.9%, respectively (2) • Pro Forma FY2026E ROAA: ~1.19% • Pro Forma FY2026E ROATCE: ~15.3% • Pro Forma FY2026E NIM: ~3.43% • Pro Forma FY2026E Efficiency Ratio: ~60.5% • Well positioned for organic growth and M&A opportunities in 2026 and beyond, highlighted by strong pro forma capital ratios at close, including: ‒ 7.9% TCE Ratio ‒ 9.8% Leverage Ratio ‒ 12.5% CET1 Ratio ‒ 15.6% Total RBC Ratio • Enables cross-sell of noninterest income products, such as insurance, mortgage, merchant services, and credit cards, into TCBC’s existing customer base and across new markets (1) For illustrative purposes, assumes transaction closes December 31, 2025, cost savings are 100% phased-in, and excludes one-time transaction related costs; Based on CBAN’s 5-day variable weighted average price (rounded) of $17.48 on July 21, 2025 (2) Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries

5 TC BANCSHARES, INC. • TC Bancshares, Inc. (OTCQX: TCBC) is the bank holding company for TC Federal Bank (the “Bank”) • Originally established in 1934 as Thomas County Federal Savings & Loan Association, the Bank amended its corporate name to TC Federal Bank in 2018 • Headquartered in Thomasville, Georgia, the Bank serves consumers, investors, business owners, professionals, and realtors across North Florida and South Georgia communities ‒ Operates four branches in Thomasville, GA; Savannah, GA; Tallahassee, FL; and Jacksonville, FL, along with two loan production offices—one in Tallahassee and one in Jacksonville Branch Loan Production Office $571.4M Assets $469.1M Deposits $414.5M Loans 3.35% Net Interest Margin 2.59% Cost of Deposits 6.07% Yield on Loans 13.3% TCE / TA 88.4% Loans / Deposits 211.2% CRE / Total RBC (1) Financial data as of the most recent quarter ended June 30, 2025 Source: S&P Capital IQ Pro; Company Documents Financial Highlights (1) Tallahassee Thomasville Savannah Jacksonville

ENHANCED MARKET PRESENCE

Georgia Community Banks [1]

Rank	Institution (State)	Branch Count	Market Deposits ($000)	Market Share (%)
	Pro Forma Company	*33*	*$ 2,718,203*	*5.60%*
1	**Colony Bankcorp, Inc. (GA)**	**31**	**2,484,294**	**5.12%**
2	Pinnacle Financial Corp. (GA)	28	1,929,655	3.98%
3	United Bank Corp. (GA)	18	1,879,115	3.87%
4	Georgia Banking Co. (GA)	9	1,854,152	3.82%
5	The Queensborough Co. (GA)	26	1,820,747	3.75%
6	Thomasville Bancshares Inc. (GA)	3	1,324,058	2.73%
7	Morris State Bancshares Inc. (GA)	9	1,229,603	2.53%
8	BankSouth Holding Co. (GA)	5	1,137,852	2.34%
9	Lowndes Bancshares Inc. (GA)	12	1,043,629	2.15%
10	Jones Bancshares L.P. (GA)	7	995,342	2.05%
11	WB&T Bankshares Inc. (GA)	8	954,467	1.97%
12	CoastalSouth Bancshares Inc. (GA)	6	830,751	1.71%
13	Putnam-Greene Financial Corp. (GA)	7	724,670	1.49%
14	First American Bancorp (GA)	7	697,036	1.44%
15	Affinity Bancshares Inc. (GA)	3	696,674	1.44%
67	**TC Bancshares, Inc. (GA)**	**2**	**233,909**	**0.48%**
	Remaining 128 Institutions	475	31,420,302	64.7%
	Total For Community Banks in GA	**623**	**$48,538,053**	**100.0%**

- ✓ **Strengthening CBAN's deposit market share as the #1 community bank [1] in Georgia**
- ✓ **Building density in overlapping geographies**
- ✓ **Increasing competitive positioning against local and regional peers**
- ✓ **Expanding CBAN's footprint into the attractive markets of north Florida**

Note: Deposit market share is pro forma for pending acquisitions; FDIC deposit data as of June 30, 2024
(1) Community bank defined as having less than $10.0 billion in total assets; Excludes specialty lenders, including banks with a heavy emphasis on SBA lending
Source: S&P Capital IQ Pro

COLONY BANKCORP, INC. 2025 50 YEARS

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MARKET HIGHLIGHTS

Thomasville, Georgia



- Local economy supported by healthcare, education, and manufacturing, contributing to a stable core deposit base
- Serves as a regional commercial hub for southern Georgia and northern Florida, attracting small business activity and cross-border banking relationships

Tallahassee, Florida



- Diverse economy driven by education, government, healthcare, and professional services with above-average household income and deposit growth
- Capital city with two major universities, supporting stable public sector employment and strong student-driven banking activity

Jacksonville, Florida



- Fast-growing metro anchored by logistics, financial services, healthcare, and military presence, supported by strong infrastructure and port access
- Attractive demographic trends, including above-average household income growth and steady in-migration from across the Southeast

Savannah, Georgia



- Strategically located port city with a growing logistics and manufacturing base, supporting commercial lending opportunities and stable deposit growth
- Strong in-migration and tourism-driven economic activity contribute to solid household income growth and a resilient retail banking environment

Proj. Population Change (2025-2030)



8.3%
6.2%
4.5%
0.4%
2.4%
Legacy TCBC
Legacy CBAN
Pro Forma
Jacksonville MSA
Savannah MSA
Tallahassee MSA
Thomasville MSA
U.S.

Proj. HHI Change (2025-2030)



11.5%
5.1%
5.4%
7.2%
8.8%
Legacy TCBC
Legacy CBAN
Pro Forma
Jacksonville MSA
Savannah MSA
Tallahassee MSA
Thomasville MSA
U.S.

Source: S&P Capital IQ Pro; U.S. Census Bureau

COLONY BANKCORP, INC. 2025 50 YEARS

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8 PRO FORMA FRANCHISE OVERVIEW TCBC Branch TCBC Loan Production Office CBAN Branch CBAN Loan Production Office Pro Forma Financial Highlights (1) Total Assets $3.8B Gross Loans $2.5B Total Deposits $3.1B Market Capitalization $371.6M Loans / Deposits 79.8% TCE / TA 7.9% Total RBC Ratio 15.6% 2026E ROAA 1.19% 2026E ROATCE 15.3% 2026E Efficiency Ratio 60.5% (1) For illustrative purposes, assumes transaction closes December 31, 2025, cost savings are 100% phased-in, and excludes one-time transaction related costs; Based on CBAN’s 5-day variable weighted average price (rounded) of $17.48 on July 21, 2025 Source: S&P Capital IQ Pro Thomasville Tallahassee Savannah Jacksonville Birmingham Atlanta Athens Augusta Macon Columbus Albany Valdosta Fitzgerald Santa Rosa Beach

9 TRANSACTION SUMMARY Structure and Consideration • TC Bancshares, Inc. to merge with and into Colony Bankcorp, Inc. • 80% stock consideration | 20% cash (options to be cashed out) • Each TCBC share exchanged for cash to receive $21.25 • Each TCBC share exchanged for stock to receive 1.25x shares of CBAN common stock • Pro forma ownership: 81.9% CBAN / 18.1% TCBC Transaction Value and Multiples (1) • Implied Aggregate Transaction Value: $86.1 million or $21.73 per TCBC common share • Price / Tangible Book Value per Share: 112.9% • Pay-to-Trade Ratio: 90.0% • Price / 2025E Earnings: 32.9x • Price / 2026E Earnings + Cost Saves (2): 8.7x • Core Deposit Premium: 2.6% Execution • Employment agreements in place for key personnel • Voting agreements in place with directors and executive officers • Well-capitalized post acquisition to support further growth (1) Based on CBAN’s 5-day variable weighted average price (rounded) of $17.48 on July 21, 2025. Assumes 3,839,748 TCBC common equivalent stock assumed outstanding (3,984,481 shares outstanding less 144,733 shares used to pay off the projected ESOP loan of $3.1 million) and 407,510 options outstanding with a weighted average strike price of $14.77 (subject to the per share cash consideration price of $21.25) (2) Reflects fully phased-in cost savings

KEY PRO FORMA FINANCIAL ASSUMPTIONS

One-Time Merger Expenses and Cost Savings	• Pre-tax merger costs of $10.4 million • Cost savings of approximately $5.6 million or 33.4% of TCBC's projected non-interest expense base
Credit Assumptions (1)	• Total gross credit mark of $4.0 million pre-tax, or 1.0% of TCBC's loan portfolio – $2.0 million (~50%) non-PCD loans credit mark (~0.5% of total loans) accreted into earnings over time – $2.0 million (~50%) PCD loans credit mark recorded as allowance for credit losses • Additional estimated $2.0 million for Day 2 CECL Provision for non-PCD loans
Other Purchase Accounting Adjustments	• $13.3 million loan interest rate write-down (~3.2% of total loans), accreted into earnings over time • Core deposit intangible assumed to be 3.0% of TCBC's core deposits, amortized over 10-years (straight line) • Fixed asset markup of $0.5 million
Timing and Approvals	• Anticipated closing in Q4 '2025 • Subject to CBAN and TCBC shareholder approvals and customary regulatory approvals and closing conditions

Note: As of July 21, 2025

(1) Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries

COLONY BANKCORP, INC. 2025 50 YEARS

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11 COMPREHENSIVE DUE DILIGENCE • Comprehensive, management-driven diligence process with support from legal, audit, and advisory professionals • Clear cultural and operational alignment, reducing execution risk and supporting long-term integration success • Detailed credit and operational analysis to support seamless integration and identify potential synergies Diligence Focus Areas Credit & Underwriting Commercial Banking Retail Banking Mortgage Banking Core Deposits Investment Portfolio & ALCO Revenue Generating Finance & Accounting Risk Management Compliance & Regulatory Data & Cybersecurity Human Resources Audit & Legal Operational & Risk Scope of Loan Review Completed a comprehensive internal and third-party loan review covering a significant portion of the loan portfolio, including: • 67.1% of all loans reviewed based on outstanding balance • 25.5% of loans reviewed internally and 41.6% reviewed by third-party • Reviewed all non-mortgage loans over $630,000 • 86% of CRE outstanding balances were reviewed • Reviewed 95% of multifamily and 88% of NOO loans • 102 loans under $630,000, including mortgage loans, were reviewed

12 Capital Generation Enhanced Earnings 1.19% 0.99% 15.3% 12.6% 60.5% 66.4% 3.43% 3.07% ATTRACTIVE PRO FORMA RESULTS Note: Peer group includes major exchange traded banks headquartered in the Southeast (as defined by S&P Capital IQ Pro) with total assets $2.0B-$10.0B as of the most recent quarter reported; Excludes merger targets and banks without consensus analyst estimates as compiled and reported by S&P Capital IQ Pro; 2026E performance metrics for the peer group (including standalone CBAN) reflects consensus analyst estimates unless otherwise noted (1) For illustrative purposes, assumes transaction closes December 31, 2025, cost savings are 100% phased-in, and excludes one-time transaction related costs Pro Forma (1) Pro Forma (1) Pro Forma (1) Pro Forma (1) 2026E ROAA vs. Public Southeast Banks $2.0B to $10.0B in Total Assets 2026E ROATCE vs. Public Southeast Banks $2.0B to $10.0B in Total Assets 2026E Efficiency Ratio vs. Public Southeast Banks $2.0B to $10.0B in Total Assets 2026E NIM vs. Public Southeast Banks $2.0B to $10.0B in Total Assets Increased Efficiency Margin Expansion

PRO FORMA LOAN & DEPOSIT COMPOSITION

Loan Composition

Colony Bank


OO-CRE
18.1%
C&I
8.2%
Consumer
6.3%
Other
5.7%
$2.0B
1-4 Family
18.5%
NOO-CRE
27.7%
Multifamily
3.7%
C&D
11.8%

MRQ Loan Yield: 6.14%

TC Federal Bank


OO-CRE
12.7%
C&I
4.1%
Consumer
2.0%
Other
0.6%
NOO-CRE
26.3%
$414M
Multifamily
5.4%
C&D
9.9%
1-4 Family
39.1%

MRQ Loan Yield: 6.07%

Pro Forma (1)


OO-CRE
17.1%
C&I
7.5%
Consumer
5.6%
Other
4.8%
$2.4B
NOO-CRE
27.5%
1-4 Family
22.0%
Multifamily
4.0%
C&D
11.5%

MRQ Loan Yield: 6.34% (2)

Deposit Composition


Noninterest-
Bearing
18.1%
$2.6B
Retail
Time
16.3%
IB, MMDA,
& Savings
58.1%
Jumbo Time
7.5%

MRQ Cost of Deposits: 1.78%


Noninterest-
Bearing
15.0%
$487M
Retail
Time
24.0%
IB, MMDA,
& Savings
52.9%
Jumbo Time
8.2%

MRQ Cost of Deposits: 2.45%


Noninterest-
Bearing
17.6%
$3.1B
Retail
Time
17.5%
IB, MMDA,
& Savings
57.3%
Jumbo Time
7.6%

MRQ Cost of Deposits: 1.88%

Note: Financial data as of June 30, 2025; Loan and deposit compositions reflect Call Report
(1) Pro Forma compositions exclude purchase accounting adjustments; Pro Forma totals may not sum due to rounding
(2) Pro Forma loan yield at close is estimated to be 6.34% post-closing, including purchase accounting adjustment; Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries
Source: S&P Capital IQ Pro; Company Documents

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